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                            STATE OF NEW YORK
                         PUBLIC SERVICE COMMISSION


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Petition of Rochester Telephone      :
Corporation for Approval of          :   Case 93-C-0103
Proposed Restructuring Plan          :
                                     :
Petition of Rochester Telephone      :
Corporation for Approval of a        :   Case 93-C-0033
New Multi Year Rate Stability        :
Agreement                            :
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                      JOINT STIPULATION AND AGREEMENT

     The Parties hereto submit this Joint Stipulation and Agreement ("Agreement") for approval by the New York Public Service Commission ("Commission"). The Agreement provides the framework for the restructuring of Rochester Telephone Corporation ("RTC") into an unregulated parent holding company ("R-HC"), a telephone company regulated by the Commission as a transportation corporation under New York law ("R-Net"), and a lightly regulated retail provider of competitive telephone goods and services ("R-Com"), and at the same time provides for decreases in consumer rates and the maintenance of high quality service (see footnote 1). It establishes a new multi-year rate stability plan. The Agreement further provides for the unbundling of the network elements of RTC and makes them available to competitive carriers.
The signatories believe that the proposal described in the Agreement, if adopted by the Commission, will place New York State at the vanguard in the development of a seamless interconnected communications infrastructure, while ensuring that consumers within the RTC service territory will continue to enjoy reliable, reasonably priced telephone service. This is accomplished by significant rate decreases and additional depreciation reserve credits and strong incentives for R-Net to maintain high quality service and a commitment to do so. We urge the Commission's prompt and favorable review.

     Definition:
     "Affiliate" means an entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the entity specified, and includes subsidiaries of R-Net and R-HC. For purposes of this Agreement, the term "control" (including the terms "controlling", "have a controlling interest in", "controlled by" or "under common control with") of an entity means (i) the owning or holding, directly or indirectly, of 5% or more of the voting capital stock of such entity or (ii) possessing, directly or indirectly, the power to influence, to direct, or cause the direction of, the actions, management and policies of such entity, whether by

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contract or otherwise, including whether or not such power is based upon stockholding.

I.   Restructuring of RTC
     A.   R-HC
          1.  Holding Company Formed
     On the effective date of the Open Market Plan ("OMP"), RTC shall be reconstituted as R-HC, and in advance thereof shall seek authorization from the Secretary of State to operate under New York law governing business corporations as an unregulated parent holding company and, except to the extent provided for in law and in this Agreement, to succeed to all ownership interests and liabilities of RTC. Attached as Appendix 1 is a draft Certificate of Incorporation of R-HC.
          2.  Transfer of Assets, Accounts, Personnel
              and Liabilities
     On the effective date of the OMP, R-HC shall retain so much of the assets, accounts, personnel and liabilities of RTC, as are necessary to perform, at R-HC, the functions and responsibilities enumerated in Appendix 2 to this Agreement. The proceeds of RTC common stock authorized to be sold, in Cases 93-C-1110 and 93-C-0970, shall be transferred to R-HC.
          3.  Wholly-Owned Subsidiaries
     On the effective date of the OMP, R-Net and R-Com shall be established as direct or indirect wholly-owned subsidiaries of R-HC with the assets, liabilities, rights and obligations set forth herein. On the effective date of the OMP, R-Net will provide a description of the actual corporate structure of R-HC and its Affiliates to the Staff ("Staff") of the Department of Public Service ("DPS").
          4.  Corporate Books and Records
          (a) The corporate books, records, and Board minutes of R-HC will be made available within New York State, and the Commission and Staff shall, upon oral or written request, be provided prompt access to those books and records.
          (b) In addition, the Commission and Staff shall, upon oral or written request, be provided prompt access to the books and records of Affiliates of the New York regulated telephone companies (e.g., R-Net, Highland Telephone, Sylvan Lake Telephone, Seneca-Gorham Telephone, and AuSable Valley Telephone ["NY Telcos"]) that are controlled by R-HC, where the Affiliate whose books and records are sought has either a direct or indirect relationship with a NY Telco. Staff shall have the right to audit without notice the books and records of R-Net, R-HC and R-Net's Affiliates with respect to any transfer of funds subject to the cash management agreement referred to in paragraph I.A.14.
       If R-HC does not have a controlling interest in an entity that has direct or indirect transactions with R-Net or other NY Telcos, upon oral or written request, Staff shall be permitted to review and copy any financial reports or records (including but not limited to income statements, balance sheets and statements of cash flows) that R-HC has in its possession or that R-HC has

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access to for such entity.  The procedures of 16 N.Y.C.R.R.
Subpart 6-1 will be followed, if applicable.
     In addition, upon request, Staff shall be permitted to review all financial reports, as defined above, of Affiliates of R-HC that do not have apparent direct or indirect transactions with R-Net or other NY Telcos. For entities that R-HC does not have a controlling interest in, Staff will be permitted to review and copy any financial reports or records that R-HC has in its possession or that R-HC has access to, subject to the procedures of 16 N.Y.C.R.R. Subpart 6-1.
     For the purposes of this paragraph I.A.4.b., any information in the possession or control of an entity over which R-HC has, directly or indirectly, the power to direct, or cause the direction of the actions, management and policies, shall be deemed to be in the possession and control of R-HC and shall be made available as provided in this paragraph I.A.4.b.
     Where it is not apparent that an Affiliate has either a direct or indirect relationship with a NY Telco but Staff has a reasonable basis for believing that the relationship between that Affiliate and R-HC or any other Affiliate (including the NY Telcos) may affect the revenues, expenses or investments of the NY Telco, Staff shall have the burden of demonstrating its reasonable basis to the Commission. The NY Telco and R-HC will be afforded a reasonable opportunity to respond. If the Commission finds that there is a reasonable basis for believing that the relationship between that Affiliate and R-HC or any other Affiliate (including NY Telcos) may affect the revenues, expenses or investments of the NY Telco, upon oral or written notice, Staff shall be provided prompt access to the books and records of the Affiliate(s) in question. Nothing in this Agreement shall limit or modify R-Net's or any other NY Telco's obligations to provide information to the Commission or Staff to establish R-Net's or the other NY Telco's compliance with the Commission's affiliate transaction rules and with the provisions of this Agreement.
     In discharge of the requirements of this paragraph, neither R-HC nor any of its non-regulated Affiliates will be required to develop records or reports that are not prepared in the ordinary course of business or required by the terms of this Agreement.
     Nothing in this Agreement shall be construed to abridge the Commission's authority under the Public Service Law ("PSL") with respect to access to corporate books and records.
          5.  Use of RTC Name
     Except in connection with the customer education and outreach activities described in paragraph IV.A. below, the RTC name shall not be assigned to or used by any entity other than R-Net. The RTC name includes any name or identifying logo or trademark used by RTC prior to restructuring. Incidental use of the RTC name for the temporary continuation of existing signs, letterhead and business cards shall be permitted on an interim basis, but in no event to exceed three months, as more specifically provided below:

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          (a)  There shall be no use of the RTC name by or on
behalf of R-Com or any New York State nonregulated Affiliate except for Rochester Tel Mobile Communications;
          (b) Use of the RTC name by R-HC shall cease within three months of the effective date of the OMP but, at no time and in no case, shall the RTC name be used by or on behalf of R-HC or other nonregulated Affiliates for the marketing of telecommunications services;
          (c) Use of the RTC name by DSI shall cease thirty days after the later of Commission approval of this Agreement or RTC shareowner approval of the corporate restructuring; and
          (d) Use of the RTC name by non-New York State Affiliates other than local exchange telephone companies shall cease within three months of the effective date of the OMP.
     B.   R-Net
          1.  R-Net Formed
     On the effective date of the OMP, the public utility franchises currently held by RTC shall be transferred to R-Net, which shall in advance seek authorization from the Secretary of State to operate as a transportation corporation under New York law in accordance with its certificate of incorporation attached hereto as Appendix 3, and RTC shall cease, on that date, to be a telephone corporation under the provisions of the PSL. R-Net shall succeed to all of RTC's regulatory rights, duties and responsibilities as a telephone corporation, except as provided herein.
          2.   Issuance of Securities
     On the effective date of the OMP, R-Net is authorized to issue common stock and to transfer shares of such common stock to R-HC in exchange for the transfer of the assets, accounts, personnel and telephone operations of RTC as provided for in paragraphs I.B.3. and I.B.4.
     RTC's best current estimate of R-Net's actual capital structure at inception (after the debt issuance(s) discussed below) is shown in Appendix 4. In no event shall the initial ratio of R-Net's long-term debt to total capital exceed the 40.37% ratio contained in Appendix 4. In addition, the amount of public long-term debt shall be no less than $40 million.
     R-Net's initial capitalization shall include sufficient public debt to obtain an initial debt rating of that public debt of "A" or above from Standard and Poor's ("S&P") and "A2" or above from Moody's Investor Services ("Moody's"). The remainder of R-Net's debt may be composed of debt payable to R-HC, provided that R-Net's initial non-public debt shall consist of components such that, in the aggregate, the interest rate and maturity shall be the same as the terms of the public debt currently outstanding that RTC issued, prior to the effective date of the OMP, for the rendition of public service in RTC's pre-restructuring service territory.
     R-Net shall obtain its initial public debt in one of two ways:

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          (a)  RTC shall issue, subject to Commission approval,
and prior to the effective date of the OMP, public debt assignable to R-Net. This debt shall be assigned to R-Net as soon as practicable; or
          (b) R-Net shall issue, subject to Commission approval, public debt within 90 days of the effective date of the OMP. The effective cost of this public debt (i.e., including all issuance and other expenses) to customers shall not exceed 8.00%.
          3.   Transfer of Assets and Personnel
     On the effective date of the OMP, there shall be transferred to R-Net from RTC, all of the business of the latter, including its assets, accounts, personnel and liabilities with the exception of the assets, accounts, personnel and liabilities retained by R-HC pursuant to paragraph I.A.2. above, or transferred to either R-Com or Distributed Solutions, Inc. ("DSI"), pursuant to paragraphs I.C.3. and I.E. below. The items so transferred to R-Net shall be reflected on its books in the amounts that they had been reflected on the books of RTC immediately prior to the transfer. Within 30 days of the effective date of the OMP, R-Net shall provide to Staff, and to the active parties in this proceeding, an enumeration by functional group of the assets, accounts, personnel and liabilities transferred to R-Net. R-Net shall establish the position of legal counsel and the incumbent of that position shall be responsible for the provision of legal services to R-Net only.
          4.  Transfer of Telephone Operations
     On the effective date of the OMP, RTC shall cease providing regulated telephone service and, that responsibility, together with the customer base, shall be transferred to R-Net, except as provided below.
          5.  Responsibility to Offer Service
          (a) With the exception of those services enumerated in paragraph I.C.3.a., as that listing may be expanded as provided in paragraph I.B.7., R-Net will succeed to the responsibilities of RTC with respect to the services now offered by the latter. Accordingly, except with respect to the services included within paragraph I.C.3., or as otherwise provided in this document, R-Net will, subject to the Commission's on-going authority, provide at retail the service offerings currently provided by RTC. Additionally, R-Net shall, to the extent provided in its initial tariff, and, in the future, to such extent as may be reasonably practical upon a bona fide request, unbundle the services or network elements available from its network facilities, and those services will be available in the existing service territory of RTC, on a tariff basis, for purchase by R-Com and by other carriers certified by the Commission to offer telephone service ("certified carriers") or by other bona fide service providers. Nothing in this Agreement prohibits a certified carrier or other bona fide service provider from seeking Commission authorization requiring that R-Net, in its existing territory, further unbundle network services and/or

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elements.  If R-Net declines to make the service or network elements available, it shall indicate its reasons. Either R-Net or the requesting party may refer any dispute to the Committee on Standards and Cooperative Practices, as described in paragraph III.A. below, prior to bringing the dispute to the Commission. This does not preclude any party from petitioning the Commission directly for the establishment of a task force to address the issue, as provided for in the Order Instituting Procedures for the Creation of ONA Task Forces, issued and effective March 29, 1989.
     R-Net will succeed to the obligations currently imposed upon or accepted by RTC to allow the physical collocation of facilities of other telephone carriers at installations operated by R-Net.
          (b) With the exceptions of those services enumerated in paragraph I.C.3.a., as such enumeration may in the future be expanded as provided in paragraph I.B.7., a retail customer within the existing service territory of RTC may at any time transfer from any other certified carrier to R-Net for the provision of any service then offered by R-Net at retail. The first time a customer transfers back to R-Net, provided that the transfer back is within a period of three years from the effective date of the OMP, R-Net shall not impose an order processing charge or other non-recurring charge except that the customer will, pursuant to tariff, be assessed any applicable charges only for any required field work, and except that R-Net may require deposits or payments of balances due for previously supplied R-Net services, as provided by R-Net's tariffs and Commission regulations.
          (c) Directories: R-Net will continue to offer White and Yellow page directories for the R-Net service territory, including electronic Yellow and White pages ("Electronic Directories") should R-Net begin offering that service for its service territory. No other R-HC Affiliate may provide White and Yellow pages, including Electronic Directories, in R-Net's service territory absent Commission approval of the transfer of assets and/or service. Notwithstanding the foregoing, if White or Yellow page assets and services are not transferred, an R-Net Affiliate may provide White and Yellow pages and Electronic Directories in R-Net's service territory provided that any R-Net data and/or data bases used by the Affiliate to provide such services are available to all other providers on the same terms
and conditions, pursuant to tariff.   R-Net may petition the
Commission for permission to transfer its Yellow page or Electronic Directories operations, or any portion thereof, to another entity upon such terms and conditions as the Commission may at that time impose. Only R-Net or its agent may market White pages, Yellow pages and Electronic Directories as the official directory of R-Net or RTC. In the event an Affiliate and R-Net are both providing directories, R-HC, its Affiliates and R-Net shall not market, provide, sell or advertise each

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others' directories, including but not limited to White pages,
Yellow pages, Electronic Directories or directories in any other medium, in R-Net's service territory, except as permitted by the Commission.
          6.   Notice of Additional Service Offerings and Network
               Elements
          (a) It is anticipated that, as R-Net modifies and expands its network, other services or network elements will be available for resale by R-Com and by other certified carriers and bona fide service providers. R-Net will, to the extent practicable, provide at least three months' notice of the availability of any new service or network elements to all certified carriers and bona fide service providers at the same time.
          (b) Annually, R-Net shall file with the Commission its Capital Program Filing pursuant to 16 N.Y.C.R.R. Section 644.3. To the extent that any certified carrier or bona fide service provider is desirous of purchasing a network function or service that is neither then currently offered by R-Net nor contemplated in its Capital Program Filing to be available, the certified carrier or bona fide service provider shall submit a request for the service or network function to R-Net. Within sixty days from the receipt of such request, R-Net shall advise whether and when the service or network function will be available on a tariff basis. If R-Net declines to make the service or network function available, it shall indicate its reasons and, at the option of the requesting certified carrier or bona fide service provider, refer any dispute to the technical committee established pursuant to paragraph III.A. below. This does not preclude any party from petitioning the Commission directly for the establishment of a task force to address the issue, as provided for in the Order Instituting Procedures for the Creation of ONA Task Forces, issued and effective March 29, 1989. R-Net shall keep a record of all requests for service or network functions, to be available upon request. Whenever capital expenditures are made to accommodate the request of a single or limited group of customers, certified carriers or bona fide service providers for a specific network function or service, R-Net shall, by contract or tariff, impose upon such customer(s), certified carrier(s) or bona fide service provider(s), a termination charge sufficient to reimburse R-Net for its unrecovered investment in the event that the customer(s), certified carrier(s) or bona fide service provider(s) terminate service before the capital expenditures are fully recovered.
          7.  Transfer of Goods and Service Offerings and
              Stand-Alone Assets
     At any time that R-Net or any interested person or entity believes that the market for a particular regulated good or service is competitive, it may apply to the Commission for authorization for R-Net to cease offering that good or service at retail and for R-Com to begin providing that good or service. If subsequently authorized by the Commission, and R-Com agrees to

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the transfer price set in that proceeding, R-Com will begin providing that good or service consistent with the requirements and conditions of the Commission's Order in that proceeding. The Commission may approve the proposed transfer if it finds that the transfer will be consistent with the public interest. If R-Com finds the transfer price set in that proceeding to be unacceptable, R-Net shall retain the good or service and continue to provide it at retail as well as at wholesale. Any assets transferred to R-Com shall be removed from the system of accounts of R-Net and, thereafter, R-Net shall no longer offer that good or service at retail. If the good or service that is transferred is provided through facilities that are integral both to network operations and to the provision of that good or service at retail, those facilities shall remain owned by R-Net and such transferred good or service shall be offered by R-Net to R-Com, any other certified carriers or any other bona fide service providers on an unbundled tariff basis.
          8.  Board of Directors
     A majority of the membership of the Board of Directors of R-Net shall be outside directors, i.e., they may not be officers or employees of R-Net, nor may they be directors, officers or employees of R-HC or of any Affiliate of R-HC. Only one of R-Net's Directors may simultaneously serve as a Director, Officer or employee of R-HC or any of R-HC's Affiliates other than R-Net. Following the selection of the initial Board of Directors, the nomination of outside R-Net directors will be the responsibility of an R-Net Committee on Directors, all of the members of which shall be outside directors.
          9.   Compensation and Responsibilities of Officers and
               Employees
     Annual compensation (including cash, bonuses and stock options) of officers and employees of R-Net shall be based on the service and profitability of R-Net only. Any stock option program adopted for R-Net officers and employees shall be in R-HC stock provided, however, at no time may the officers and senior management employees (see footnote 2) of R-Net, their spouses and unemancipated children, own shares of, or options in, the stock of R-HC that collectively exceed ten percent of the outstanding shares of R-HC. The annual allocation of individual options, purchases of shares on the open market and purchases through R-Net's 401(K) plan shall be included within the cap. R-Net shall annually require its officers and senior management employees to certify the number of shares owned by them, their spouses and unemancipated children, and R-Net will provide the Commission annually with the total stock ownership interest of that group in the stock of R-HC.
     Annually, R-Net's management employees at or above the Manager level shall certify in writing their general familiarity with the Commission's requirements regarding affiliate transactions, including the requirements of this Agreement, and shall affirm that their subordinates who have reason to make judgments about the jurisdictional nature of their work are

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familiar with the Commission's affiliate transaction
requirements.
          10.  Dividend Certification
          (a) At least annually, but also following any circumstance that could reasonably be expected to affect adversely R-Net's debt ratings, including but not limited to, a downgrading of the debt ratings of R-HC, R-Net will review with the Director of the Department of Public Service Office of Accounting and Finance its activities and plans relating to the attraction of capital and, in addition, review R-Net's dividend and financial experience over the past fiscal year and its plans and projections for the coming fiscal year.
          (b) As a condition of any decision by R-Net to pay dividends on R-Net's common stock, the directors of R-Net shall certify quarterly that the payment of such dividends will neither impair R-Net's service quality nor its ability to finance its short and long term capital needs at reasonable terms while maintaining a debt rating target of "A" (for S&P, or the equivalent for other rating agencies).
          (c) If R-Net's service quality deteriorates to the point where the penalty in Appendix 5, page 2, condition 2(a) applies, the directors of R-Net shall not authorize any additional payment of dividends on common stock until it shall first have rectified the service deficiency or deficiencies triggering the penalty as defined in Appendix 5 to the satisfaction of the Director of the Communications Division of the Department of Public Service.
          (d) In addition to the foregoing, at any time during the term of this Agreement:
               (i) if R-HC or R-Net experiences a downgrading of its senior debt, or is placed on a credit watch for a possible downgrading of its senior debt, the affected company's management will immediately notify and meet with the Director of the Office of Accounting and Finance of DPS to explain its evaluation of the present and future status of R-Net's credit worthiness, including a review of R-Net's dividend and financial experience for the prior year and its financial plans, including its forecasted capital requirement for the coming fiscal year and R-Net's plan for meeting its capital requirements; or
               (ii) if R-Net experiences any downgrading of its senior debt to a rating of "A-" (for S&P, or the equivalent for other rating agencies) or below, or is placed on a credit watch for a possible downgrading to "A-" (for S&P, or the equivalent for other rating agencies) or below, R-Net management shall immediately notify the Director of the Office of Accounting and Finance of DPS and, within thirty days, provide the Director with a written explanation as to the implications of such a downgrading or credit watch for

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          the present and future credit worthiness of R-Net and
          provide the Director with R-Net's plans for the improvement of its debt rating and for satisfying its forecasted capital requirements; or
               (iii) if R-Net experiences a downgrading of its senior debt to "BBB" (for S&P, or the equivalent for other rating agencies) or below, or is placed on a credit watch for a possible downgrading to "BBB" (for S&P, or the equivalent for other rating agencies) or below, R-Net will immediately discontinue payment of dividends to R-HC until either the Commission approves such payment, or its senior debt rating rises above "BBB" (for S&P, or the equivalent for other rating agencies) or the credit watch for a possible downgrading to "BBB" (for S&P, or the equivalent for other rating agencies) or below, is withdrawn.
          11.  Pledge of Assets
     The assets of R-Net shall only be pledged for the debt obligations of R-Net. Pursuant to PSL Sections 101, 106 and 107, or any other provision of the PSL, R-Net will seek Commission approval as required by these sections for issuing securities, making loans and using revenues. Any secured debt transferred from RTC to R-Net must have as collateral only R-Net assets. R-Net shall not make any loans to R-HC or any R-HC Affiliate for which the assets of an R-HC Affiliate, different than the loan recipient, are pledged.
          12.  Debt Rating
     R-Net shall obtain, as soon as possible, a separate rating for its public debt securities from three major rating agencies including, at a minimum, from S&P's and Moody's, and shall maintain sufficient public debt at R-Net to support continuation of separate debt ratings on that public debt. If R-Net is unable to secure a separate public debt rating from three rating agencies, it shall provide evidence of its efforts to do so and justify its inability to secure three separate ratings.
          13.  Service Quality
     R-Net shall, in the case of service offerings it provides and for the duration of the rate plan period specified in paragraph II.A.4., maintain service quality at the levels described in Appendix 5 to this Agreement. If R-Net fails to achieve the required service levels, a Service Quality Penalty of up to one half of one percent of total local service and intraLATA toll revenues, calculated in accordance with Appendix 5, will be credited, with carrying charges, for the benefit of all local service customers, subject to disposition by the Commission. On January 20, 1996, and each January 20 thereafter, R-Net shall submit to the Directors of the Communications and Consumer Services Divisions of DPS a statement of service quality which clearly describes R-Net's performance based on the standards described in Appendix 5 and a calculation of any necessary penalty. If the first year following the effective date of the OMP is less than a full calendar year, the

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calculation and any penalty required by this paragraph shall be apportioned accordingly. Nothing herein changes the obligations of R-Net to provide monthly service quality data as required in 16 N.Y.C.R.R. Part 603.
          14.  Funds Transfers and Cash Management Agreement
     Upon the formation of R-HC, R-Net and the other NY Telcos may participate in a cash management program that, in all material respects, is the same as the model agreement outlined in Appendix 6 to this Agreement, until such time as the Commission determines that the terms and/or transactions of such program are not in the public interest. However, such participation shall only be permitted to the extent that:
          (a) All fund transfers, including but not limited to, advances, short-term loans, deposits, or any other instruments representing short-term fund transfers, between any NY Telco and any Affiliate, including between R-Net and any other NY Telco or R-HC, and excluding those that are required for transactions governed under the affiliate transactions rules (discussed in paragraph I.B.15. of this Agreement) and those that constitute dividends from R-Net, or any other NY Telco, to R-HC, shall be made in accordance with the terms of this cash management agreement.
          (b) The sum of the balances of R-Net's long-term debt, cumulative net fund transfers between R-Net and its Affiliates (including R-HC), short-term debt, customer deposit balances, preferred stock balances, or any other evidence of R-Net's indebtedness, shall not at any point in time during the term of this Agreement, in the aggregate, exceed 45% of R-Net's "Total Capital" (defined for the purposes of this Agreement as the sum of all the previously named components, plus common equity).
          (c) The sum of net fund transfers between R-Net and its Affiliates (including R-HC), R-Net's short-term debt, and any other evidence of R-Net's indebtedness for a period of twelve months or less shall not at any point in time during the term of this Agreement exceed 5% of R-Net's Total Capital. Similarly, the sum of net transfers between any other NY Telco and its Affiliates (including R-HC), the NY Telco's short-term debt, and any other evidence of the NY Telco's indebtedness for a period of twelve months or less shall not at any point in time during the term of this Agreement exceed 5% of the NY Telco's Total Capital.
          (d) Staff shall have the right to audit without notice the books and records of R-Net, R-HC, its Affiliates and the NY Telcos with respect to these transfers of funds. Upon audit, if Staff determines that the amount of transfers exceeds the caps specified in this Agreement, the entity receiving the funds must, within twenty-four hours, transfer any funds in excess of the caps, plus interest, to R-Net or the NY Telco. Such interest shall be calculated from the date on which such transfer, which exceeded the caps, occurred.
          15.  Affiliate Transactions
          (a) R-Net shall conduct its operations consistent with New York law and Commission regulations and policy to avoid any

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

subsidization of either R-HC or an Affiliate. Any transactions between R-Net and R-HC, or between R-Net and any of its Affiliates, shall be conducted at arm's length. Any common expenses shall be allocated on a fair and reasonable basis in accordance with applicable Commission accounting standards and requirements. The parties intend that transactions with Affiliates not provided by tariff or written contract shall be held to a minimum, and subject to the caps provided below.
          (b) If R-HC or any Affiliate seeks to acquire a New York telephone corporation authorized to provide local exchange service subject to the PSL (an "Acquisition"), in its petition for approval from the Commission, the petitioner shall either consent to the treatment of the Acquisition as a NY Telco subject to this Agreement, or shall provide justification why the Acquisition should not be so treated. The Commission's determination therein shall be binding. Applicable limits on affiliate transactions of Acquisitions treated as NY Telcos shall be established considering the level of affiliate transactions during their first full year of operations after acquisition, subject to Commission approval.
          (c) Except as provided in this paragraph, transactions between R-Net and its Affiliates and between R-Net and R-HC and its Affiliates shall be limited to purchases and sales made pursuant to tariff. Notwithstanding the above, R-Net may continue to engage in non-tariffed purchases from R-HC and R-HC's Affiliates provided that the transactions involve goods or services that were, prior to the effective date of the OMP, provided to RTC on a non-tariff basis and provided further that the total volume of such transactions on an annual basis does not exceed $4 million dollars (plus RTC's actual 1993 allocated costs for mutually beneficial services and for services currently provided within RTC that become R-HC services) for all of R-Net's non-tariffed affiliate transactions except with DSI, and no more than actual 1993 RTC Information Services expenses for all of R-Net's non-tariffed transactions with DSI.
          (d) Except as provided in this paragraph, transactions between the NY Telcos, other than R-Net, and R-HC and R-HC's Affiliates shall be limited to purchases and sales made pursuant to tariff. Notwithstanding the above, the NY Telcos, excluding R-Net, may continue to engage in non-tariffed purchases from R-HC and R-HC's Affiliates provided that the total volume of such transactions on an annual basis (including allocations and contracts) does not exceed the 1993 dollar level of each NY Telco's transactions with the NY Telco's Affiliates and provided further that the dollar level of each NY Telco's transactions with DSI shall not exceed the dollar level of comparable services provided to it by the NY Telco's Affiliates and internally in 1993.
          (e) R-Net's, Highland's, Sylvan Lake's, Seneca-Gorham's, AuSable Valley's and any other NY Telco's non-tariffed transactions with each other and any other Affiliate shall be made pursuant to signed written contracts negotiated at arm's length. For example, if R-HC or an Affiliate provides office or other space to R-Net, Highland, Sylvan Lake, Seneca-Gorham or AuSable Valley, it shall be subject to a written lease or sublease.
          To the extent that costs associated with affiliate transactions are to be allocated, R-Net, Highland, Sylvan Lake, Seneca-Gorham and AuSable Valley shall, on the effective date of the OMP, file such allocation procedures with the Commission, which may modify or disapprove the allocation procedures to the extent required by the public interest. If at any time during the period of this Agreement, Staff is concerned about any allocation of an affiliate cost to a NY Telco, it shall advise that NY Telco and, if Staff and the affected NY Telco cannot agree, the NY Telco shall have a reasonable opportunity to support continuation of the allocation before the Commission. If the Commission concludes that the allocation no longer is appropriate, the allocation of that particular expense shall be based on actual time expended (or such other basis as specified by the Commission) until the Commission thereafter determines that time (or other basis) no longer is necessary.
          (f) Should R-Net, Highland, Sylvan Lake, Seneca-Gorham, AuSable Valley or any other NY Telco wish to engage in any affiliate transaction beyond the caps provided for above, it shall file with the Commission, at least thirty days prior to the transaction (unless exceptional circumstances require that the transaction occur sooner), a description of the goods or services involved, their dollar value, and a statement explaining why an affiliate transaction is appropriate. With respect to any such transaction, if Staff does not agree that the transaction is to the NY Telco's customers' benefit, the affected NY Telco may continue with the transaction, but in such event the affected NY Telco shall petition the Commission for approval. After appropriate notice and hearing, the Commission may make such ratemaking adjustments and/or require such immediate changes in the contract or transaction, including, but not limited to, cessation of the contract or transaction and/or return of any of the NY Telco's assets and/or data provided pursuant to the transaction, as it finds appropriate; however, for any NY Telco then under a rate stability plan no further adjustment to rates will be made for the period of the plan.
          (g) At the end of the rate period provided for in this Agreement, or in conjunction with a rate case or show cause proceeding, whichever is earlier, R-Net, Highland, Sylvan Lake, Seneca-Gorham, AuSable Valley and any other NY Telco shall bear the burden of demonstrating that continuation of its affiliate transactions then in place is in the public interest. As part of such presentations, each shall demonstrate that the charges it pays to Affiliates are in the best interest of its customers.
          (h) With respect to their affiliate transactions with DSI, one year prior to the termination of this Agreement, or in conjunction with a rate case or show cause proceeding, whichever is earlier, R-Net, Highland, Sylvan Lake, Seneca-Gorham, AuSable Valley and any other NY Telco shall file with the Commission a proposal to continue to use DSI as a vendor if they intend to maintain the relationship in the future. That proposal shall be supported by studies, testimony, or other evidence demonstrating that continued use of DSI as a vendor is in the best interest of the NY Telcos' customers.
          (i) If at any time prior to the end of this Agreement, Staff believes that continuation of the relationship between R-Net, or any other NY Telco, and DSI is no longer in the best interest of that NY Telco's customers, the NY Telco in question shall bear the burden of demonstrating that continuation of that relationship is in the public interest and the following procedure shall apply:
               (1) Staff will communicate its concerns to R-Net, Highland, Sylvan Lake, Seneca-Gorham or AuSable Valley or any other NY Telco and offer management a reasonable time to review and address Staff's concerns.
               (2)  If the NY Telco fails to respond
          satisfactorily to Staff's concerns within three months of Staff's request, Staff may recommend to the Commission that it initiate a show cause proceeding.
               (3) If the Commission, following a show cause proceeding, determines that continuation of the NY Telco's relationship with DSI is not in the best interest of that NY Telco's customers, the affected NY Telco shall terminate its relationship with DSI and shall be obliged to obtain the services previously obtained from DSI from the most reasonable alternative, subject to Commission approval.
          (j) In the event that DSI no longer provides computer, billing, or other services to R-Net, any contract or arrangement with any Affiliate to provide similar services shall continue the provisions of this Agreement governing R-Net's relationship with DSI.
          (k) Nothing in this Agreement shall be construed to abridge the Commission's authority pursuant to the PSL with respect to affiliates.
          16. Network Functionalities, Services and Data Bases R-Net's network functionalities, services, data and data bases shall not be transferred to, managed by, or controlled by, any Affiliate without Commission approval.

     C.   R-Com
          1.  R-Com Formed
     By the effective date of the OMP, R-Com shall seek authorization from the Secretary of State to be formed in accordance with the draft certificate of incorporation attached hereto as Appendix 7. RTC will separately apply to the Commission on R-Com's behalf for a certificate of public convenience and necessity authorizing R-Com to provide any form of regulated telephone services, including facilities-based and resale services, in the State of New York. The application may request waivers of the Commission's regulations on the same basis as then applicable to comparable reseller or facilities-based carriers. With respect to its local service resale operations, R-Com shall be regulated in the same manner as similarly situated providers, and as determined by the Commission in the Competition II proceeding (Case 94-C-0095) or in subsequent proceedings.
          2.  Issuance of Shares
     On the effective date of the OMP, R-Com is authorized to issue common stock and to transfer shares of such common stock to R-HC in exchange for the transfer of assets, accounts, personnel and telephone operations of RTC, as provided for in paragraph I.C.3. below.
          3.   Transfer of Assets, Personnel and Telephone
               Operations
          (a) On the effective date of the OMP, there shall be transferred to R-Com from RTC, all of the stand-alone assets, necessary personnel, and customers then acquiring these services from RTC, in order to permit R-Com to offer at retail, the following goods or services:
               (i)  Centrex;
               (ii) Private Line Service, where the customer is taking high capacity service (1.544 megabits per second and above) or a combination of high capacity and lower capacity service.
     Any physical assets associated with Centrex or Private Line services that are transferred to R-Com shall be transferred at the greater of net book or market value; and
               (iii)  Voice Mail (subject to an acceptable
transfer price as set forth below).
          If voice mail service is to be transferred to R-Com, then for the purpose of determining the transfer price and value of any associated assets of voice mail service only, and not for any precedential purpose, as soon as this Agreement is approved by the Commission, RTC and Staff shall each prepare a valuation, both of which are to be based on the higher of book or market value at the end of the fifth year following the effective date of the OMP, and shall endeavor to agree on a valuation price. If RTC and Staff are unable to agree, they shall mutually select an independent person or entity, whose valuation shall be binding, to prepare a valuation on the same basis. If R-Com agrees with the independent valuation, it shall make payment of the agreed-upon valuation to R-Net at the end of the fifth year. R-Net shall book any such payment as a reduction to rate base.
     If R-Com is unwilling to accept the transfer of voice mail service at the selected valuation price, R-Net's voice mail service shall be put up for public bid at no less than the present value of the established valuation price. If there is no bid at a level at or greater than the valuation, the service and underlying assets shall remain at R-Net. Any further consideration of the transfer of voice mail service from R-Net to R-Com or any other prospective purchaser shall result in a new valuation of the transfer price.
     Subject to the terms of this Agreement, the transfer of voice mail to R-Com or another entity shall take place as soon after the effective date of the OMP as is practicable. Any payment received by R-Net from R-Com for the transfer and associated carrying costs shall not be reflected in R-Net's rates earlier than upon the termination of the rate period provided for in this Agreement. If the assets are purchased by an entity other than R-Com, the amount by which the sale price exceeds the net investment in such assets shall be deferred by R-Net, together with carrying costs, to be disposed of following the rate period in the best interest of R-Net's customers, as directed by the Commission.
          (b) With respect to any service or customer base that remains at R-Net, R-Com is free to compete for those customers by reselling services purchased from R-Net or from another vendor or by selling services provided through R-Com's own facilities.
          (c) R-Com is free to offer for sale, on a bundled basis, tariffed services and/or tariffed network elements that it purchases from R-Net along with competitive services, provided, however, the bundled price shall be at least equal to the sum of R-Net's tariff price to R-Com for the tariffed services and/or tariffed network elements plus R-Com's incremental cost of the competitive services. Any carrier that competes with R-Com within the service territory of R-Net may challenge R-Com's compliance with the price requirements of this paragraph before the Commission, provided that it makes a prima facie showing that the price charged by R-Com is in violation of the requirements of this paragraph including, as part of that submission, cost or other relevant information. R-Com shall be provided an opportunity to refute that submission.

     D.   Non-regulated and Regulated Services
     R-Net will file a Cost Allocation Manual ("CAM") no later than the effective date of the OMP, which will reflect the changes to RTC's current CAM that are discussed below.
          1.   Non-regulated Services
     The following services listed in Section V of RTC's CAM will be considered non-regulated for the purposes of this Agreement, and may be transferred to R-COM upon the effective date of the
OMP:
          (a)  Terminal equipment sales, services, and leases;
          (b) Packet Switching - network concentrator which performs protocol conversion functions;
          (c) Fiber Optic Facilities - construction, removal and maintenance on customer premises of customer-owned fiber optic equipment;

          (d) Audiotext Equipment Only - local network functionalities will be regulated and tariffed by R-Net;
          (e) RCI Operator Services - personnel performing operator services for RCI under contract will be transferred to either R-Com or RCI;
          (f) Home Video Text - equipment used to interact with host computer of Prodigy Service Company to allow the provision of home video text service;
          (g) Data Terminal Equipment - sales, services and leases of digital data equipment at customer premises;
          (h) Facsimile Services - store and forward platform which permits hotel guests to receive facsimile messages in hotel rooms;
          (i) Enhanced Fax Services - enhanced services such as fax on demand, guaranteed fax and broadcast fax; and
          (j) ITN/RSTP - equipment necessary to provide Signalling System 7 Services to Independent Telecommunications Network, Inc., which then provides these to other local exchange companies.
     To the extent services which were funded by customers are transferred to R-Com, they shall be transferred at the greater of net book or market value.
          2.   Regulated Services
     The following services will be considered regulated services, and may be retained and tariffed by R-Net or the assets associated with these services transferred to R-Com at the greater of market or net book value upon the effective date of the OMP:
          (a) Telephone Answering Service - answering and screening of calls, teleconferencing service;
          (b) Voice Mail Service, subject to the terms set forth in paragraph I.C.3.a.iii; and
          (c) Advanced Communications Services - application processor used to provide additional services to Centrex customers.
     R-Net shall notify Staff no later than the effective date of the OMP which of the above services will be transferred to R-Com, and which have been retained by R-Net.
     E.    DSI
          1.   Transfer of Assets and Value
     The assets transferred to DSI shall be valued at the higher of net book or market value at the time of transfer.
          2.   Use of R-Net Data and/or Databases
     DSI shall have access to data and/or databases of R-Net to the extent necessary to permit it to provide computer, billing and other services that it contracts with R-Net to provide to R-Net. The data and/or databases so provided to DSI shall remain the property of R-Net, which shall ensure that the data and/or databases are used consistently with the Commission's Privacy Requirements (i.e., the Commission's regulations and orders with respect to Customer Proprietary Network Information, non-listed or non-published service, Call I.D. and other Custom Local Area Signalling Services ("CLASS"), Automatic Number Identification, the Privacy Principles and similar rules, orders and principles that the Commission may adopt). All agreements between R-Net or any other NY Telco and DSI shall be by written contract. Any contract between DSI and either R-Net or R-Com or any other NY Telco shall be filed for information purposes with the Commission. Nothing in this paragraph shall modify the requirements specified in paragraph I.B.15 (Affiliate Transactions). R-Net and any other NY Telco shall include in any contract with DSI the terms and restrictions provided in this paragraph.
          3.   Development of New Products or Services by DSI;
               General Availability
     Neither R-Net nor any other NY Telco shall itself fund the costs of DSI developing new products and services not requested by R-Net or that NY Telco. However, nothing prevents DSI from including reasonable development costs in its prices for any product or service not requested to be developed by, but sold to, R-Net or the NY Telco, consistent with the Commission's affiliate transaction rules, affiliate contract rules and this Agreement. Any product or service so developed by DSI, or currently provided by DSI to RTC, which product or service will be provided by DSI to R-Net, shall be made available to Affiliates and non-Affiliates on the same terms and conditions provided, however, that the sales price to Affiliates shall be consistent with the Commission's and this Agreement's rules on affiliate contracts and transactions and the terms of this Agreement. Any agreement between the NY Telcos and DSI shall include the terms of this Agreement.
          4. Products or Services Developed at the Cost of R-Net or Any Other NY Telco
     R-Net or any other NY Telco may request that DSI develop a particular product or service and, if so, R-Net or the other NY Telco may be required to finance the cost of that development, but any product or service so developed shall remain the property of R-Net or the other requesting NY Telco. If DSI wishes to market the product or service, or portions thereof, to others, it must negotiate a suitable arrangement to ensure that R-Net or the other NY Telco retains ownership and is paid an appropriate license or royalty fee. Any contract between R-Net or the NY Telcos and DSI shall explicitly provide that any service or product developed at the request of R-Net or the NY Telco by DSI shall remain the property of R-Net or the NY Telco to the extent of R-Net's or the NY Telco's interest and shall be negotiated at arm's length. Any such arrangement shall be filed with the

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

Commission for information. This paragraph is not intended to modify any requirements provided for in paragraph I.B.15.
(Affiliate Transactions).

II.  Rates, Revenue Requirements and Rate Design

     A. R-Net's rates shall be reduced by $11.0 million effective on January 1, 1995, and by $2.5 million on January 1, 1996, and by $1.5 million each succeeding January 1 through and including January 1, 2001.

     B. Subject to the reductions specified in paragraph II.A. and the exception for discretionary services in this paragraph II.B., and subject to the possibility of earlier termination of this Agreement as provided for in paragraph VI below, R-Net's rates in effect on the effective date of the OMP may not be increased through December 31, 2001, but, in R-Net's discretion, may be reduced further to not less than incremental cost. Discretionary and competitive services may be priced within flexible pricing ranges established prior to the effective date of the OMP in RTC's tariff P.S.C. No. 40, Section 19. However, aggregate revenues generated from price increases to existing discretionary service rates, which are delineated in Appendix 8, shall not exceed $2 million per year for each year of the term of this Agreement. Any new regulated service developed by R-Net will be subject to tariff review by the Commission. The price or range of prices from the effective date of the tariff shall not be increased during the term of the rate plan of this Agreement. For the duration of the rate period provided in this Agreement, subject to the possibility of earlier termination as provided for in paragraph VI below, R-Net shall not defer additional costs or benefits (see footnote 3) incurred during the period of this Agreement nor may it file for any rate relief to be effective during this period.

     C. The reductions provided for in paragraph II.A. shall be apportioned in the following fashion:
                                                      Each year
                               1995      '96    '97   '98-'01
                              ______    ______  _____  _______
  Elimination of charges
  for Residential Touchtone   $5MM

  Elimination of charges
  for Business Touchtone      $0.16MM   $2.5MM  $1.5MM

  Lifeline (see footnote 4)   $0.45MM

  Usage (including LMS,       $5.4MM                   $1.5MM
  cellular reciprocal
  compensation and access)

A schedule of these rate reductions and corresponding rates is attached as Appendix 9. There will be a rate differential to recognize the margin between wholesale and retail rates. This margin will partially reflect the costs avoided by R-Net due to the provision by resellers of their own customer service, marketing and other services.

     D. Over the term of this Agreement a total of $17 million shall be credited to R-Net's depreciation reserve. The timing of those credits shall be at the discretion of R-Net except that, by the end of the first year, the amount credited shall be at least $5 million and, by the end of the fifth year, the cumulative amount credited shall be at least $15 million, unless this Agreement is terminated as provided for in paragraph VI, in which event any remaining portion of the $17 million amount will be credited as provided for in paragraph VI. These depreciation reserve adjustments shall not effect a reduction in rates beyond that specified in paragraph II.A. for the duration of the rate plan period provided for in this Agreement.

     E. $9.5 million in revenue reductions for 1994 and any sharing amounts owed RTC customers for 1994 shall be credited to R-Net's depreciation reserve. The $17 million credit to depreciation reserve provided for in paragraph II.D., above, includes the obligation to refund to customers any amount related to depreciation for 1993.

     F. All outstanding revenue requirement issues including depreciation, accumulated deferred sharing amounts, the impact of the Generic Financing proceeding (Case 91-M-0509) on RTC's 1994 revenue requirement reduction, and the royalty issue that is the subject of an Article 78 proceeding (Rochester Telephone Corp. v. Public Service Comm'n, A.D. No. 69820 (3d Dep't)), are resolved without further adjustment, except, with respect to the royalty issue, as provided below. Except as already reflected in this Agreement, neither RTC (which will be R-HC) nor R-Net shall have imputed a royalty, as described in Case 87-C-8959, Order and Opinion Concerning Royalty, Issued and Effective July 6, 1993, by the Commission for the period covered by this Agreement, or for any prior period, except as set forth in paragraphs I.E.4. Upon the termination of the rate plan period, nothing prevents the Commission, subject to the outcome of the Article 78 proceeding referred to above, from imputing a royalty for the period beginning on the termination date. Nothing in this Agreement is intended to prohibit R-Net or any Affiliate from bringing an
Article 78 proceeding at or after the end of this Agreement. In imputing that prospective royalty, the Commission may consider the investments in existence on the termination date, notwithstanding when those investments were first made. For the rate plan period, R-Net shall book its depreciation accruals at or above RTC's current depreciation rates including depreciation amortizations.

     G. All intraLATA access obtained by carriers from R-Net shall be purchased by carriers at the rates set forth in R-Net's access tariff. R-Net's retail rates for intraLATA toll shall be in conformity with the Commission's decisions in Case 28425.

III.  Inter-Carrier Issues

     A.  Committee on Standards and Cooperative Practices
     RTC, on behalf of R-Net, shall form, upon the filing of this Agreement with the Commission, a Committee on Standards and Cooperative Practices comprised of carriers who are, or indicate that they intend to become, certified to provide telephone service in the current service territory of RTC. The membG1 ership of the Committee shall be revised periodically to afford participation to those certified carriers who are in fact providing service to customers in the service territory of R-Net. In addition, a representative of Staff and at least one representative of residential customers shall be members of the Committee. The objective of the Committee will be to develop technical standards and cooperative practices to facilitate the seamless interconnection of all facilities-based providers serving in the R-Net service territory and to further the development of a competitive market for facilities-based and reseller services in the R-Net service territory. The Committee will take into consideration the special technical requirements of the disabled community and other customers with special needs. It is intended that the Committee shall provide a forum for complaints, lodged against R-Net by other carriers, to be resolved in a cooperative and expeditious manner. Nothing in this Agreement shall preclude carriers from bringing complaints directly to the Commission. Annually, R-Net shall prepare and file with the Commission a report summarizing the activities of the Committee and the results of its efforts including, in an appendix to that report, separate comments prepared by any other member of the Committee.

     B.  Notice of New Services, Impartial Dissemination of
         Information and Privacy
     R-Net shall not provide a competitive information advantage to any Affiliate, including R-Com. Accordingly, as provided in paragraph I.B.6.a., R-Net must provide equal and contemporaneous notice of new service offerings to all carriers.
     Neither R-Net, R-Com nor DSI will release to Affiliates or to any other person or entity competitively sensitive information, defined below, regarding any customer without permission of that customer, nor will they release any information in violation of the Commission's Privacy Requirements as described in paragraph I.E.2., regardless of whether it contains competitively sensitive information. Notwithstanding the above, R-Net, R-Com and DSI may release such information to a regulatory authority of competent jurisdiction pursuant to its rules. R-Net, R-Com and DSI may release such information to a court if ordered to do so. R-Net, R-Com and DSI will notify the attorney(s) for each customer, or the customer, whose sensitive information is sought by a court, as soon as is reasonably practicable. As used in the first sentence of this paragraph, "competitively sensitive information" shall include, but not be limited to, customer information, traffic information, network configuration or other comparable data, but shall not include any customer's listing information. Any contract between R-Net or its Affiliates and DSI shall include these provisions and restrictions.
      R-Net and DSI may sell or transfer to an Affiliate any information of competitive significance only if it is available for sale or transfer to unaffiliated firms on equal or better terms and conditions, and if the sale or transfer is consistent with the Commission's Privacy Requirements as described above in paragraph I.E.2. Nothing in this paragraph shall prevent R-Net or DSI from engaging, under contract and subject to the rules regarding affiliate transactions, an Affiliate to perform an R-Net or DSI function, and transferring information of competitive significance in the fulfillment of that contract. As used in the preceding sentence, "information of competitive significance" shall include, but not be limited to, any information that any competitor of an Affiliate of R-Net or DSI could reasonably consider useful in increasing either its sales or profits, but shall not include information relating to customer listings in either White or Yellow page directories and Electronic Directories. Nothing in this paragraph shall prevent DSI from developing proprietary software under contract for a customer, including R-Net, so long as the only competitively sensitive information used is that of that customer. Any contract between R-Net or its Affiliates and DSI shall include these provisions and restrictions.
     R-Net shall include in its residential and business White pages, at no charge and on a non-discriminatory basis, the listing of all customers (excluding customers taking nonpublished service from R-Net or another carrier) served within the pre-restructuring RTC service territory, regardless of the carrier then providing the service at wholesale or retail post-restructuring. All carriers shall provide listing information for White pages and directory assistance, without charge, to R-Net and shall be responsible for the accuracy of this information. In addition, R-Net shall include in its Yellow pages, at no charge and on a non-discriminatory basis, the listing of all business customers served within the pre-restructuring service territory of RTC, regardless of the carrier providing the service at wholesale or retail post-restructuring.

     R-Net shall not discriminate against competitive carriers and their customers in the provision of Yellow and White page directories.

     C.  IntraLATA Service
     Certified carriers will not be required to offer local exchange service as a condition to offering intraLATA service.

     D.   Right of Interconnection
     R-Net shall interconnect its local network with networks of certified carriers. This network integration shall allow for completely transparent calling among customers of different providers. To the extent it is within R-Net's control, end users subscribing to R-Net's exchange service shall be able to reach any customer served by another provider.
     Within the technical and physical constraints of existing network facilities, and in a manner consistent with accepted industry practice, certified carriers that establish networks for the exchange of local traffic within the service territory of R-Net shall have the right to interconnect with the network facilities of R-Net at particular central offices or tandems of their choice provided that R-Net is accorded reciprocal interconnection rights to the network of the requesting party. The owner or operator of the network to which such interconnections are made shall be responsible for the cost of modifications necessary to accommodate such interconnections unless extraordinary expenditures are required, in which case the requesting party will be responsible for the portion of the added cost attributable to its special requirements. Whether or not the requesting party is required to pay for network modifications as provided above, it shall pay the costs of any collocation as provided for in Commission policy.
     All certified providers of local exchange services and bona fide service providers in R-Net's service territory shall have non-discriminatory access to R-Net's bottleneck network functionalities, services, and data bases (including, but not limited to, intercept, directory assistance, 911, E-911 and SS7-related data bases and services).
     Nothing in this paragraph III.D. shall abridge any rights and responsibilities provided for in 16 N.Y.C.R.R. 605 (Common Carrier Rules) and in the Commission's Opinion and Order Resolving ONA Issues and Adopting a Statement of ONA Principles (issued and effective Sept. 11, 1989).

     E.   Reciprocal Compensation
     R-Net shall pay and receive reciprocal compensation for the exchange of local message traffic between it and other carriers offering simultaneous local two-way service within the pre-restructure RTC service territory (e.g., including cellular but excluding paging), and both the charge that R-Net shall pay and the payment that it shall receive, shall be equal to R-Net's then-applicable access charges. The intrastate Carrier Common Line Charge shall not be applicable to the exchange of local traffic.
     Where a certified carrier and R-Net are interconnected for the exchange of local traffic, and where such interconnection takes place pursuant to paragraph III.D. above, and R-Net is accorded reciprocal interconnection rights, to the extent that the exchange of local traffic is in balance as defined below, then the terminating carrier shall itself be compensated for the termination of that traffic on its network at R-Net's tariff rate for local switching, but the terminating carrier shall be responsible for any local transport that is required for completion of the call. For purposes of this paragraph III.E., local traffic is traffic that originates and terminates within the pre-restructure RTC service territory.
     R-Net and any other certified carrier exchanging local traffic shall be required to measure, on a monthly basis, both the originating and terminating minutes of local usage on their respective networks. Network traffic will be considered out of balance unless and until the minutes of local traffic exchanged between the two carriers are approximately equal, as defined below. To the extent that the percentage difference in R-Net's originating minutes of local use that terminate on another certified carrier's network and R-Net's terminating minutes of local use that originate on that carrier's network is equal to or less than 10% of the smaller of the two values (minutes of use), the traffic will be considered in balance.
     Recognizing the technical constraints of cellular carriers and other potential market entrants, where it is not technically possible for R-Net to interconnect directly to each of another carrier's end offices, R-Net will pay transport charges for traffic that it terminates on such carrier's network until such time as that carrier interconnects, through its own facilities or a third carrier's facilities, directly to an R-Net end-office.

     F.   Number Portability
     All certified facilities-based switched local exchange carriers shall be equally entitled to the assignment of NXX central office codes and inclusion in the Local Exchange Routing Guide as independent carriers. R-Net will offer the following two forms of limited number portability:
          (1) A customer changing resellers without a change of underlying R-Net facilities will retain the R-Net telephone number; and
          (2) A customer changing networks but remaining within the same central office boundaries will retain the R-Net number at the election of the new network carrier. R-Net will forward calls to the other network carrier by using either call forwarding or Direct Inward Dialing or other suitable arrangements at R-Net's option.
          The other network carrier will be obligated to arrange for adequate connections between the R-Net central office formerly serving the customer and the other network. Where the call originates on the R-Net network, but is terminated on the other carrier's network, R-Net will compensate the other network carrier based upon applicable access charges except the intrastate carrier common line charge.
          To compensate R-Net for its additional switching costs, R-Net will establish a monthly surcharge on all working numbers provided by R-Net, payable by the carrier providing end user service on that number. R-Net shall absorb, without additional end user charges, the surcharge applicable to the numbers on which it provides service directly to end users, and the surcharge applicable to numbers serving other carriers' end users will be billed to those carriers. The surcharge shall be computed annually and the amount to be recovered shall be the per-minute incremental cost of switching ("Switching Costs") multiplied by the number of minutes of traffic forwarded to another carrier pursuant to this number portability arrangement.
          R-Net will absorb the first cumulative $1 million of Switching Costs as computed immediately above regardless of how such switching costs would have been allocated by the surcharge. Once R-Net has absorbed such cumulative $1 million of Switching Costs, R-Net will thereafter recover on a prospective basis, all Switching Costs incurred in the provision of number portability via the surcharge, computed as provided above. The technical specifications of such interconnections will be referred to the Committee on Standards and Cooperative Practices.
     In conjunction with the Committee on Standards and Cooperative Practices, R-Net will also investigate the cost and desirability of full number portability through an Advanced Intelligent Network database hookup. R-Net agrees to implement full number portability when it is technically feasible,
commercially available, and economically practical.   R-Net
agrees that R-Net does not have to manage the databases associated with full number portability provided all carriers receive full and equal access. R-Net does not, by this Agreement, commit to fund those databases.
     Nothing precludes an end user customer or a carrier from raising any issue with respect to number portability with the Committee on Standards and Cooperative Practices or the Commission.

     G.   Network Data
     In order to avoid charges for R-Net's business office services, a carrier taking service from R-Net must arrange for direct access into R-Net's customer records, order entry and repair record databases. R-Net will partition these databases to ensure that each carrier has access only to its own customers' information. R-Net will offer, pursuant to tariff, terminals to access R-Net's above databases, including training in their use, to any certified carrier and will include the Commission's

Privacy Requirements, as described in paragraph I.E.2., in these tariffs. There will also be a tariffed charge for database access and maintenance.

          H.   Residential Services
     Any certified carrier desirous of purchasing bundled residential flat rate ("FR") or measured rate ("MR") service from R-Net will be required, as a condition of receiving such service, to provide to R-Net, and to the Commission, a certification that it will only resell such service, or its constituent elements, to customers who qualify for the purchase of such service at retail from R-Net. If, notwithstanding such certification, the carrier shall have resold FR and MR service, or its constituent elements, in violation of this provision, at the election of R-Net, and subject to the approval of the Director of the Communications Division of the DPS that a penalty is appropriate, that carrier thereafter shall forfeit its entitlement to purchase such services from R-Net and all of its residential services shall be repriced at the applicable business rates retroactive for three months, based on average volumes of calling.
     On a quarterly basis, a representative sample of residential service purchased by resellers will be reviewed by R-Net to establish the authenticity of these residential end users, and the result of this sampling shall be provided to the Director of the Communications Division of the DPS.
     Residential end user customers will have the following rate choices from R-Net:
          1.   Bundled flat rate service or
          2. Bundled link/port for metered service, with usage charged on a per message basis.
     Residential end user customers currently receiving MR 50 or MR 80 service from RTC may continue to receive that service from R-Net. However, no new customers for these services will be added after the effective date of the OMP.
     Resellers will be permitted to purchase the following residential services: (a) a bundled link/port for measured service, with usage charged on a per-minute basis; (b) a bundled flat rate service, only where usage in excess of 750 minutes per month will be charged on a per-minute basis; or (c) an unbundled link (at cost), port (at cost), with usage charged on a per-minute basis.
      To the extent that R-Net, in its next rate filing, seeks recovery for new network investment, it shall include in any filing, facts sufficient for the parties and the Commission to conclude that its filing does not include any costs associated with the improper resale of flat rate residential service.

     I.   Payphone Demarcation Point
     R-Net shall establish a procedure for identifying the demarcation point of each installed payphone and such demarcation point shall be at the same location, in the case of new installations, notwithstanding whether the provider of service is R-Net or a competitor. Whenever R-Net provides for the installation of a new payphone, or does maintenance work on an existing payphone installation, it shall install an interface at the location determined pursuant to this paragraph that shall serve as the demarcation point.

     J.   Diffusion of Technology
     The parties recognize the importance of the widespread availability of the telecommunications infrastructure to economic development and enhancing the quality of life for all New Yorkers. R-Net and R-Com expect to be successful competitors and therefore will need to develop aggressively new services and markets and encourage the widespread diffusion of telecommunications technologies. Some physically challenged consumers, consumers in the economically disadvantaged regions of the service territories of R-Net and R-Com and in rural areas, may be underserved. They, too, should receive the benefits of this technology. Toward that end, R-Net and R-Com shall consider the needs of these communities as they make decisions to bring new services into their service territories.

IV.  Customer Outreach and Marketing Activities

     A. RTC recognizes its responsibility to inform the affected public of the changes occurring as a result of this Agreement. In this regard, RTC shall develop, in consultation with Staff, a customer education and outreach program to advise customers within RTC's pre-restructuring service territory of the implications of the reorganization of RTC as proposed in this Agreement and of the customer choices that will be made available as a result of that reorganization and the introduction of the OMP. RTC shall submit its customer outreach plan to the Director of the Consumer Services Division of the DPS within two months of the signing of this Agreement.

     B. R-Net shall, following public input, develop a set of principles for its marketing activities consistent with the Commission's Privacy Requirements, as described in paragraph I.E.2., and shall communicate those principles to its employees. R-Net shall provide those principles to the Director of the Consumer Services Division of the DPS by no later than January 1, 1996.

V.   Relationship to Competition II Proceeding
     The parties understand that this Agreement may be modified by the resolution of the pending Competition II proceeding (Case 94-C-0095), or in a subsequent proceeding initiated by the Commission, if the Commission makes a finding therein that the public interest requires modification of a provision of this Agreement.

VI.  Term of Agreement
     The parties intend that the rates provided for in this Agreement shall remain in effect from January 1, 1995, through and including December 31, 2001, except as provided below. R-Net's rates may be changed, effective January 1, 2000, as a result of a rate proceeding filed by R-Net or a proceeding initiated by the Commission, seeking permanent or temporary rates to be effective on January 1, 2000. If the Commission's proceeding is pending on January 1, 2000, R-Net's rates shall be made temporary effective January 1, 2000, for an amount of $4.5 million, pending resolution of the Commission's proceeding. In the event that R-Net terminates this Agreement with such a rate filing, it shall create a deferred account in the amount of $4.5 million, plus associated carrying charges, for disposition by the Commission for the benefit of R-Net's customers. In the event of termination by R-Net or by the Commission, R-Net shall ensure that the entire $17 million credit to the depreciation reserve, set forth in paragraph II.D. above, is completed by December 31, 1999. If R-Net's rates are not modified to be effective as of January 1, 2000, R-Net's rates shall remain in effect until January 1, 2002, except as provided for in paragraph XI.
     All other terms of this Agreement continue to remain in effect unless specifically modified by the Commission, except, however, nothing in this Agreement will be construed to confer upon the Commission any authority to reverse its authorization for the reorganization of RTC as an unregulated holding company.

VII. R-Net and NY Telco Monitoring
     Staff will submit a report to the Commission on an annual basis analyzing R-Net's performance under this Agreement. This report will include a summary of R-Net's financial data, service quality measurements, pricing changes, new services introduced during the period, service penetration levels, including Lifeline connections, Staff's evaluation of the degree of competition in the service territory, and information necessary to assure R-Net's compliance with the terms of this Agreement.
     R-Net and the other NY Telcos will submit to the Director of the Communications Division of the DPS, on or before April 1 of each year of the plan, a report containing the specific information listed on Appendix 10 for the preceding calendar year, as well as any other information R-Net and Staff consider relevant to the Department's reviews. The reports will be signed by managers of R-Net and the other NY Telcos attesting to the accuracy of the data submitted. The procedures of 16 N.Y.C.R.R. Subpart 6-1 shall be followed, if applicable.

VIII.     Further Information

     The parties agree that the information contained in Appendix 11 will be provided to Staff in the time frame agreed to. In the event the information is not provided on a timely basis, the parties will jointly seek an extension of the hearing and/or briefing schedule. In addition, RTC will file tariffs for "business office interexchange carrier services" and "audio teleconferencing service", as described in RTC's CAM, Section V by June 7, 1994.

IX.  ENFORCEMENT
     Upon approval by the Commission, the terms and conditions of this Agreement shall be deemed a Commission order. Any violation of the requirements of this Agreement will be subject to the enforcement process and remedies for violations of Commission orders.

X. ENTIRE AGREEMENT
     The terms and provisions of this Agreement are submitted in their entirety to the Commission for its approval; this Agreement represents a single fully-integrated statement of the negotiated positions of the parties and is not offered to the Commission for approval on a piecemeal basis. To the extent that this Agreement conflicts with any previous RTC agreement, this Agreement controls, except as provided herein. The parties agree to be bound by the terms of this Agreement only in the event that it is approved in full by the Commission. The parties further agree that none of the provisions of this Agreement and none of the positions taken herein may be referred to or relied upon in any fashion as precedent or otherwise in any other proceeding before this Commission or any other regulatory agency or court, except as necessary to carry out the terms of this Agreement or with the consent of the parties hereto. The corporate restructuring is subject to the approval of the Board of Directors and the shareowners of RTC. The approval of the Board of Directors shall be communicated to the Commission prior to the Commission's action on this Agreement.

XI.  RESERVATION OF COMMISSION AUTHORITY
     The parties understand that the Commission reserves the authority to modify this Agreement if unforeseen circumstances in the opinion of the Commission have such a substantial impact upon R-Net's financial performance as to render this Agreement unreasonable, unnecessary or insufficient for the provision of safe and adequate service.

XII. COUNTERPARTS
     This Agreement may be executed in multiple counterparts, each of which shall be deemed an original Agreement.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement, as of the date first here and above written.


STAFF OF THE NEW YORK STATE        ROCHESTER TELEPHONE CORPORA-
DEPARTMENT OF PUBLIC SERVICE       TION, on behalf of itself,
                                   R-HC, R-Net, R-Com, Distrib-
                                   uted Solutions, Inc., AuSable
BY:  /s/ Penny Rubin, Esq.         Valley Telephone Company,
   -------------------------       Inc., Highland Telephone
NAME:  Penny Rubin, Esq.           Company, Seneca-Gorham Tele-
     -----------------------       phone Corporation and Sylvan
                                   Lake Telephone Company, Inc.
TITLE: Staff Counsel
      ----------------------
DATE:  May 13, 1994                BY:  /s/  John K. Purcell
     -----------------------          -----------------------
                                   NAME:   John K. Purcell

                                   TITLE:  Corporate Vice
                                           President

                                   DATE:   May 13, 1994
                                        ---------------------

COMMUNICATIONS WORKERS OF          TIME WARNER COMMUNICATIONS
AMERICA, AFL-CIO

                                   BY:   /s/ Paul B. Jones
BY:   /s/ Jan D. Pierce                  -----------------------
   -------------------------       NAME:  Paul B. Jones
NAME: Jan D. Pierce
                                   TITLE: Senior Vice President-
                                          Regulatory and Public
TITLE: Vice President                     Affairs
      ----------------------
DATE:  May 13, 1994                DATE:  May 16, 1994


5/13/94

- - ----------------

Footnotes:

1    The new company names in this Agreement are for
identification purposes only.


2    "Senior management employees" of R-Net means R-Net's
President, all R-Net employees reporting diretly to the President
("Directly Reporting Employees") and all other R-Net employees reporting directly to Directly Reporting Employees.


3    Nothing in this Agreement prevents R-Net from seeking
waivers of the Commission's accounting requirements during the term of this Agreement.

4    R-Net agrees to implement the lifeline objectives agreed to in the Settlement Agreement approved by the Commission in this proceeding in Opinion No. 94-5 (issued and effective February 19,
1994) by conducting a public involvement program and implementing a tape-to-tape match by no later than the date of implementation of the OMP. If a tape-to-tape match is not possible by the date of implementation of the OMP, R-Net shall seek an extension from the Director of the DPS Consumer Services Division, but in no event shall the program be completed later than January 1, 1996.

                          TABLE OF CONTENTS

Introduction ............................................. 1

I.   Restructuring of RTC ................................ 2
     A.   R-HC ........................................... 2
          1.   Holding Company Formed .................... 2
          2.   Transfer of Assets, Accounts, Personnel
               and Liabilities ........................... 2
          3.   Wholly-Owned Subsidiaries ................. 2
          4.   Corporate Books and Records ............... 2
          5.   Use of RTC Name ........................... 3
     B.   R-Net .......................................... 4
          1.   R-Net Formed .............................. 4
          2.   Issuance of Securities .................... 4
          3.   Transfer of Assets and Personnel .......... 5
          4.   Transfer of Telephone Operations .......... 5
          5.   Responsibility to Offer Service ........... 5
          6.   Notice of Additional Service Offerings
               and Network Elements ...................... 7
          7.   Transfer of Goods and Service Offerings
               and Stand-Alone Assets .................... 7
          8.   Board of Directors ........................ 8
          9.   Compensation and Responsibilities of
               Officers and Employees .................... 8
          10.  Dividend Certification .................... 9
          11.  Pledge of Assets ..........................10
          12.  Debt Rating ...............................10
          13.  Service Quality ...........................10
          14.  Funds Transfers and Cash Management
               Agreement .................................11
          15.  Affiliate Transactions ....................11
          16.  Network Functionalities, Services
               and Data Bases ............................14
     C.   R-Com ..........................................14
          1.   R-Com Formed ..............................14
          2.   Issuance of Shares ........................15
          3.   Transfer of Assets, Personnel and
               Telephone Operations ......................15
     D.   Non-regulated and Regulated Services ...........16
          1.   Non-regulated services ....................16
          2.   Regulated Services ........................17
     E.   DSI ............................................17
          1.   Transfer of Assets and Value ..............17
          2.   Use of R-Net Data and/or Databases ........17
          3.   Development of New Products or Services
               by DSI; General Availability ..............18
          4.   Products or Services Developed at the
               Cost of R-Net or Any Other NY Telco .......18

II.  Rates, Revenue Requirements and Rate Design .........19

III. Inter-Carrier Issues ................................21
     A.   Committee on Standards and Cooperative
               Practices .................................21
     B.   Notice of New Services, Impartial Dissemination
          of Information and Privacy .....................21
     C.   IntraLATA Service ..............................23
     D.   Right of Interconnection .......................23
     E.   Reciprocal Compensation ........................23
     F.   Number Portability .............................24
     G.   Network Data ...................................25
     H.   Residential Services............................26
     I.   Payphone Demarcation Point .....................26
     J.   Diffusion of Technology ........................27

IV.  Customer Outreach and Marketing Activities ..........27

V.   Relationship to Competition II Proceeding ...........27

VI.  Term of Agreement ...................................28

VII. R-Net and NY Tel Monitoring .........................28

VIII.Further Information .................................28

IX.  Enforcement .........................................29

X.   Entire Agreement ....................................29

XI.  Reservation of Commission Authority .................29

XII. Counterparts ........................................29

                         Appendices

1.   Restated Certificate of Incorporation of [New Name](R-HC)
2.   Holding Company Functions
3.   Certificate of Incorporation of R-Net
4.   R-Net Projected Capitalization at Inception
5.   Service Quality Assurance Plan For R-Net
6.   Cash Management Agreement
7.   Certificate of Incorporation of R-Com
8.   Discretionary Services List
9.   Schedule of Rate Reductions and Rates
10.  Monitoring Information To Be Filed Annually By R-Net
11.  Outstanding Documents and Due Dates